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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dobson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

June 15, 2005

To the Shareholders of Dobson Communications Corporation:

     The 2005 Annual Meeting of Shareholders of Dobson Communications Corporation was convened as scheduled on June 15, 2005. At the meeting, the proposals described in the Proxy Statement pertaining to Proposal # I: The Election of Directors, and Proposal # III: Appointment of Independent Auditors, were voted upon and approved. However, at the meeting, no vote was taken with respect to Proposal #II: Approval of the Amendment to the Dobson Communications Corporation Certificate of Incorporation since votes representing the required approval by an affirmative vote of a majority of the outstanding shares of Class A Common Stock were not obtained. If you did not vote with respect to Proposal # III, your failure to vote has had the effect of a vote AGAINST this proposal.

     The proposed amendment to our Amended and Restated Certificate of Incorporation would authorize additional shares of common stock and un-designate 40,000 shares of preferred stock previously designated as Series E preferred stock, all of which are unissued, and would restore such shares to authorized but unissued shares of preferred stock without designation (the “Proposed Amendment”).

     At the time of the meeting we had not received sufficient votes to approve the Proposed Amendment, so we adjourned the portion of the meeting relating solely to the Proposed Amendment, and will resume that portion of the meeting at 9:00 a.m. on July 12, 2005, to be held at our offices at 14201 Wireless Way, Oklahoma City, Oklahoma 73134 (the “Adjourned Meeting”). At the Adjourned Meeting, our shareholders will consider and vote on the Proposed Amendment.

     You have previously received proxy material in connection with the Annual Meeting of Shareholders of Dobson Communications, and according to our latest records, your PROXY VOTE for this meeting MAY NOT HAVE BEEN RECEIVED.

     Regardless of the number of shares you own, it is important that they be represented at the Adjourned Meeting. Your vote matters to us and we need your support. The adjournment date is scheduled for July 12, 2005. Please vote your shares now so that your vote can be counted without delay.

     Your prior execution and return of a proxy will not affect your right to attend the Adjourned Meeting and to vote in person. If you have already sent in your proxy and do not desire to change your vote, or to vote in person at the Adjourned Meeting, you do not need to send in any additional proxy. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Adjourned Meeting and voting in person. Properly executed proxies already received by us and not previously revoked will be voted at the Adjourned Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted FOR the Proposed Amendment, as recommended by the Board of Directors.

     Dobson Communications Corporation confirms that with regard to the 40,000 shares of preferred stock to be undesignated, it is the intention of our Board of Directors to issue such 40,000 preferred shares that are to be un-designated only in connection with future capital raising and acquisition transactions. Furthermore, Dobson Communications Corporation confirms that:

•	it does not presently intend to issue such un-designated preferred shares for any anti-takeover purpose; and

•	it does not presently intend to issue any of such un-designated preferred shares with voting rights entitling the holder thereof to more than one vote per share.

     Any comments or questions you may have are welcome, and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me if you wish at (405) 529-8500.

J. Warren Henry
VP, Investor Relations
Dobson Communications